Exhibit 99.2

                                                  October 4, 2002

ConocoPhillips

Third-Quarter 2002 Interim Update


On Aug. 30, 2002, Conoco Inc. (Conoco) and Phillips Petroleum Company (Phillips) completed their merger to form ConocoPhillips. This update is intended to give an overview of market and operating conditions experienced by ConocoPhillips during the third quarter of 2002. The market indicators and company estimates may not necessarily reflect, and may differ considerably from, the company's actual results expected to be reported on or about Oct. 24, 2002.


Highlights - Third Quarter vs. Second Quarter

o  Impact of Merger
       o Generally accepted accounting principles required that purchase accounting be applied to the Conoco assets and liabilities. Consequently, ConocoPhillips' results for the third quarter will include three months' activity for Phillips and one month's activity for Conoco, while prior periods reflect Phillips' results only.
       o The average diluted shares outstanding for the third quarter are expected to be approximately 484 million. This number reflects 387 million shares for Phillips for the first two months of the quarter and 684 million shares for ConocoPhillips for the last month.
A quarterly earnings financial summary template and related information can be found at http://www.conocophillips.com/investor/ earnings/3qsummary/template.xls.

o  Upstream
       o  Improved benchmark prices for crude oil.
       o  U.S. Lower 48 natural gas prices down slightly.
       o Production volumes expected to be slightly below previously stated targets.
o  Downstream
       o  Composite benchmark refining margins down.
       o Refining crude oil capacity utilization rate expected to be in the low 90 percent range.
       o  Realized marketing margins expected to be down slightly.


Exploration and Production

The table below
(http://www.conocophillips.com/news/nr/earnings/3Qep.asp)
reflects benchmark prices for crude oil and Lower 48 natural gas. The company's actual realizations may vary from the benchmark prices due to differentials for quality and location. Results also may vary due to the effects of pricing lags, particularly in Alaska.


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     Market Indicators

                                3Q 2002   2Q 2002   3Q 2001
     Dated Brent ($/bbl)         $26.94     25.04     25.30
     WTI ($/bbl)                  28.31     26.27     26.64
     ANS USWC ($/bbl)             27.31     25.01     23.98
     Henry Hub daily average       3.20      3.36      2.76
     ($/mmcf)
                                            Source: Platt's

ConocoPhillips' average worldwide crude oil sales price for the third quarter is expected to be higher than that of the previous quarter, but the company's average natural gas sales price in the Lower 48 is expected to be lower.

During the quarter, daily barrel-of-oil-equivalent (BOE) production was lowered as a result of operating difficulties in Alaska and the U.K. In addition, Gulf of Mexico production was affected by Tropical Storm Isidore. On a BOE basis, Phillips' average daily production was near its stated third-quarter target in both July and August. ConocoPhillips' daily production for the month of September is expected to average approximately
1.6 million BOE, including Syncrude.


Refining and Marketing

The table below
(http://www.conocophillips.com/news/nr/earnings/3Qrm.asp)
reflects U.S. refining margins for regions where the company conducts significant refining operations.

     Market Indicators

                               3Q 2002   2Q 2002   3Q 2001
     East Coast refining          $3.27      3.06      3.97
     margin ($/bbl)
     Gulf Coast refining           2.79      3.68      3.47
     margin ($/bbl)
     Mid-Continent refining        5.15      5.05      9.12
     margin ($/bbl)
     West Coast refining           7.04      7.59      9.64
     margin ($/bbl)
     Total U.S. refining           4.35      4.60      6.26
     margin ($/bbl)
     WTI/Maya differential         4.90      4.31      9.40
     (trading month $/bbl)
                                            Source: Platt's

It should be noted that Conoco's refining operations are reflected only for the month of September.

Realized margins may differ due to the company's specific refinery locations, refinery configurations, crude slates or operating conditions. The company's average crude oil capacity utilization rate for the third quarter is expected to be in the low 90 percent range. Turnaround costs are expected to be approximately $25 million after-tax.

Refining margins for the third quarter are expected to be down slightly. Refining results also are expected to be impacted by continued pressure on the WTI/Maya differential. Tropical Storm Isidore affected operating rates at the company's Louisiana refineries, and the Sweeny, Texas, refinery experienced lower operating rates due to flooding caused by Tropical Storm Fay.


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Marketing margins are expected to be approximately 90 percent of the levels realized in the second quarter.


Midstream/Chemicals/Emerging Businesses Segments

For the midstream segment, the realized average natural gas liquids sales price for the third quarter of 2002 is expected to be above that experienced in the second quarter of the year. This reflects Phillips' 30 percent interest in Duke Energy Field Services for all three months, plus Conoco's midstream operations for September.

In the Chemicals business, operating and market conditions continued to improve in the third quarter, but this segment remains negatively impacted by low margins and sluggish demand, reflecting the ongoing difficult market environment of this business.

Emerging Businesses' performance will reflect gas-to-liquids, carbon fibers, fuels technology, and power generation.


Corporate

The company's debt-to-capital ratio at the end of the third quarter is expected to be approximately 40 percent.

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10/04/02
www.conocophillips.com


   CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
                           PROVISIONS
    OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are about ConocoPhillips' business segments: petroleum exploration and production (E&P); petroleum refining and marketing (R&M); natural gas gathering, processing and marketing (Midstream); chemicals and plastics manufacturing (Chemicals); and emerging businesses. There are also forward-looking statements about ConocoPhillips' expected sales prices for crude oil, natural gas, and natural gas liquids; crude oil production; refining crack spreads; marketing margins; refinery utilization rates; and debt-to-capital ratio. These statements are based on activity from operations for the first two months of the third quarter of 2002 and include estimated results for September, and as such are preliminary and are estimates. All of the forward-looking data is therefore subject to change. Actual results, expected to be reported in the company's earnings release for the third quarter of 2002 on or about Oct. 24, 2002, may differ materially from the estimates given in this update.

Where in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters that could cause the stated expectation or belief to differ materially from that stated in this update.


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